EXHIBIT 99.1
Company Contacts:
Impax Laboratories, Inc.
Mark Donohue, Sr. Director, Investor Relations
(215) 933-3526
www.impaxlabs.com
Impax Laboratories Reports Second Quarter 2009 Financial Results
HAYWARD, Calif. (August 4, 2009) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported solid net income of $3.0 million, or $0.05 per diluted share for the second quarter 2009. The year ago period net income was higher primarily due to the inclusion of $34.5 million in Rx Partner revenue resulting from the licensed sales of generic OxyContin® pursuant to a litigation settlement agreement in 2008 for which there was no comparable amount in 2009. Excluding the second quarter 2008 sales of generic OxyContin®, net income increased $5.3 million to $3.0 million versus a loss of $2.3 million in the prior year period.
Total revenues for the second quarter 2009 were also solid at $58.4 million and income from operations was $4.0 million. Total revenues for the second quarter 2008 were $78.7 million and income from operations was $30.8 million, which included the $34.5 million in Rx Partner revenue and $34.2 million of gross profit resulting from the licensed sales of generic OxyContin® in the prior year period for which there was no comparable amount in 2009. Excluding the second quarter 2008 sales of generic OxyContin®, total revenue increased $14.2 million (up 32%) and income from operations increased $7.4 million (up 218%) in the second quarter 2009.
Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories, said: “We continue to be pleased with the strong year-to-date growth in our base generic business. Achieving this growth without any significant new product launches in the first half of 2009 is a reflection of our ability to capitalize on existing product opportunities. We are optimistic about our second half of 2009 with several product launches including generic versions of Adderall XR®.”
Dr. Hsu continued, “Looking forward, we continue to see positive developments from our significant generic and brand R&D investments. We are on track to achieve our 2009 ANDA submission goal of 8 to 10 new applications, including 2 to 3 of these being first-to-file or first-to-market opportunities. As of today, we have 3 new ANDAs accepted for filing at the FDA. We are also pleased with the continued development of both of our leading brand product candidates.”

Second Quarter 2009 Segment Information
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products) and the Impax Pharmaceuticals Division (brand products).
Global Pharmaceuticals Division Information

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, amounts in thousands)	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Revenues:
Global product sales, net	$37,387	$25,986	$76,508	$48,965
Private Label	2,220	639	3,517	1,117
Rx Partner (a)	11,119	43,870	21,855	62,675
OTC Partner	1,628	4,932	3,486	9,341
Research Partner	2,833	—	5,444	—
Other	5	7	11	14

Total Revenues	55,192	75,434	110,821	122,112

Cost of revenues	24,007	18,340	47,240	38,750

Gross profit (b)	31,185	57,094	63,581	83,362

Operating expenses:
Research and development	9,578	10,395	19,853	19,491
Patent litigation	1,394	1,250	2,411	2,951
Selling, general and administrative	2,473	2,614	5,067	4,919
Total operating expenses	13,445	14,259	27,331	27,361

Income from operations (b)	$17,740	$42,835	$36,250	$56,001

(a)	Rx Partner revenue for the three and six months ended June 30, 2008 includes $34.5 and $40.8 million, respectively, from the completion of licensed sales of generic OxyContin® pursuant to a litigation settlement agreement in 2008 for which there was no comparable amount in 2009.

(b)	Gross profit and income from operations for the three and six months ended June 30, 2008 includes $34.2 and $38.7 million, respectively, from the sales of generic OxyContin® as noted above.
Global Pharmaceuticals Division revenues in the second quarter 2009 were $55.2 million. This represents a decrease from the year ago period due primarily to a reduction in Rx Partner sales as noted above, partially offset by a strong increase in net Global product sales.
Net Global product sales increased 44% to $37.4 million, a strong increase of $11.4 million over the same period in 2008 primarily due to sales of fenofibrate products. Private label product sales increased 247% to $2.2 million primarily due to sales of generic loratadine/pseudoephedrine, the generic version of Claritin® D 24-hour, as a result of a new supply agreement. Rx Partner revenues were $11.1 million, down 75%, primarily attributable to the loss of revenue related to the cessation of sales of generic OxyContin® ($34.5 million in the second quarter 2008) and reduced sales of generic Wellbutrin® XL 300mg. OTC Partner revenues decreased 67% to $1.6 million, primarily attributable to the expiration of the Company’s obligation to supply Schering-Plough with product effective December 31, 2008. Research Partner revenues were $2.8 million resulting from a Joint Development Agreement entered into during the fourth quarter of 2008.
Cost of revenues was $24.0 million for the second quarter 2009, an increase of 31% primarily related to the higher sales of Global products.

Gross profit for the second quarter 2009 was $31.2 million or approximately 57% of total revenues. Gross profit for the second quarter 2008 was $58.0 million or approximately 74% of total revenues, which included $34.2 million in OxyContin® gross profit for which there was no comparable amount in 2009, as well as lower manufacturing efficiencies, and an increase in inventory carrying-value reserves, offset by an increase in our generic product line margins.
Total research and development expenses for the second quarter 2009 decreased $0.8 million to $9.6 million, compared to the prior year period primarily due to lower spending on patent expenses and active pharmaceutical ingredient used in research activities, partially offset by additional research personnel.
Generic division income from operations in the second quarter of 2009 was a strong $17.7 million. This represents a decline of $25.1 million due to the loss of $34.2 million of income from operations resulting from prior period sales of generic OxyContin® for which there was no comparable amount in 2009. Excluding the impact of the second quarter 2008 sales and income from operations of generic OxyContin®, Global Division revenue increased $14.2 million (up 35%) and income from operations increased $9.1 million (up 105%).
Impax Pharmaceuticals Division Information

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, amounts in thousands)	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Promotional Partner	$3,224	$3,238	$6,508	$6,490
Cost of revenues	3,277	2,364	6,294	5,332

Gross profit	(53)	874	214	1,158

Operating expenses:
Research and development	6,134	3,384	11,649	7,595
Selling, general and administrative	727	866	1,767	1,341

Total operating expenses	6,861	4,250	13,416	8,936

Loss from operations	$(6,914)	$(3,376)	$(13,202)	$(7,778)
Promotional Partner revenues of $3.2 million in the second quarter 2009, derived from the co-promotion of Carbatrol®, a product of Shire Plc, were down slightly versus the same period in 2008.
Cost of revenues for the second quarter 2009 increased 39% or $0.9 million due to credits in the prior year period resulting from incentive compensation which was not earned. As a result of this increase, gross profit decreased 106% to a loss of $0.1 million.
The Company is currently investing in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products. In the second quarter 2009, R&D increased a planned $2.8 million to $6.1 million, due to increasing spending on clinical studies, additional research personnel, supplies and outside consultants.
The Company’s planned increase in investment in R&D during the second quarter 2009 resulted in a brand division loss of $6.9 million in income from operations.

Other Operating Expenses
Corporate general and administrative expenses for the second quarter 2009 were $6.8 million, a 21% decrease attributable principally to a decrease in professional fees related to the examination and review of the Company’s financial statements in conjunction with the financial statements for the years 2004 through 2007 and the resulting filing with the SEC of the Company’s Registration Statement on Form 10, and lower management consulting fees.
Interest income in the second quarter 2009 declined $0.7 million to $0.3 million, compared to the prior year period. The decline was due to lower average interest income rate combined with lower overall average cash and short-term investment balances during the second quarter 2009. The lower cash and short-term balance resulted from the use of funds to repurchase at a discount at the request of the holders, approximately $62.25 million face value of the Company’s 3.5% Debentures in August 2008 and September of 2008, along with the $5.1 million repayment-in-full in May 2008 of two bank term loans, and the payment of $12.75 million of the remaining 3.5% Debentures in June 2009, at the request of the holders.
Interest expense in the second quarter 2009 declined $1.5 million to $0.3 million, compared to the prior year period due to reduced amounts of average debt outstanding as a result of the August 2008 and September 2008 repurchase of 3.5% Debentures and repayment-in-full of the bank term loans noted above.
The effective tax rate for the second quarter 2009 was 26%, lower than the effective tax rate of 43% for the prior year period, resulting principally from the reversal of a valuation allowance on deferred tax assets related to net operating losses at our wholly owned subsidiary Impax Laboratories (Taiwan), Inc., and a higher research and development credit related to increased levels of qualified research expenditures in both generic and brand research and development activities.
Cash and short-term investments, net of interest-bearing debt, was $96.3 million as of June 30, 2009, as compared to $99.6 million as of December 31, 2008. As of June 30, 2009, cash and short-term investments, net of interest-bearing debt, increased $18.0 million from March 31, 2009. The slight change in cash and short-term investments, net from year-end 2008, included the Company’s June 15, 2009 repayment, at the option of the holders, of the $12.75 million remaining outstanding balance of the Company’s 3.5% Debentures, offset by changes in working capital assets and liabilities, including the collection of accounts receivable balances and payments of accounts payable during the six months ended June 30, 2009.
As reported on the Company’s (unaudited) interim consolidated statement of cash flows for the six months ended June 30, 2009, cash flow from operating activities was approximately a positive $1.1 million before changes in certain working capital assets and liabilities.
2009 Financial Outlook
The Company previously disclosed its 2009 financial outlook for the year ending December 31, 2009, on February 26, 2009. For the full year 2009, the Company continues to forecast:
•	Its third consecutive year of positive cash flows from operating activities before changes in working capital assets and liabilities.
•	Gross margins as a percent of total revenues to approximate 50%.
•	Total research and development expenses across the generic and brand divisions to approximate $64 million with $40 million and $24 million allocated to generic and brand R&D, respectively.
•	Patent litigation expenses of approximately $10 million.
•	Selling, general and administrative expenses of approximately $39 million.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available for seven days shortly after the call. To access the replay, dial (800) 642-1687 (in the U.S.) and (706) 645-9291 (international callers). The access conference code is 20084313.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to; ability to timely file periodic reports required by the Exchange Act; ability to maintain an effective system of internal control over financial reporting; ability to sustain profitability and positive cash flows; ability to maintain sufficient capital to fund operations; any delays or unanticipated expenses in connection with the construction of our Taiwan facility; ability to successfully develop and commercialize pharmaceutical products; the uncertainty of patent litigation; consumer acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the difficulty of predicting Food and Drug Administration filings and approvals; inexperience in conducting clinical trials and submitting new drug applications; reliance on key alliance agreements; the availability of raw materials; the regulatory environment; exposure to product liability claims; fluctuations in operating results and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2008. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
(tables to follow)

Impax Laboratories, Inc.
Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except share and per share data)	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
		(as adjusted)		(as adjusted)
Revenues:
Global Pharmaceuticals Division (a)	$55,192	$75,434	$110,821	$122,112
Impax Pharmaceuticals Division	3,224	3,238	6,508	6,490

Total Revenues	58,416	78,672	117,329	128,602

Cost of revenues	27,284	20,704	53,534	44,082

Gross profit (b)	31,132	57,968	63,795	84,520

Operating expenses:
Research and development	15,712	13,779	31,502	27,086
Patent litigation	1,394	1,250	2,411	2,951
Selling, general and administrative	10,039	12,112	21,760	22,505

Total operating expenses	27,145	27,141	55,673	52,542

Income from operations	3,987	30,827	8,122	31,978

Change in fair value of common stock purchase warrants	—	15	—	59
Other income (expense), net	18	(20)	83	40
Interest income	307	1,022	456	2,559
Interest expense	(256)	(1,712)	(550)	(3,477)

Income before income taxes	4,056	30,132	8,111	31,159
Provision for income taxes	1,043	13,044	2,879	13,611

Net Income (c)	$3,013	$17,088	$5,232	$17,548

Net Income per share:
Basic	$0.05	$0.29	$0.09	$0.30

Diluted	$0.05	$0.28	$0.09	$0.29

Weighted average common shares outstanding:
Basic	60,112,308	58,978,703	59,912,829	58,906,341
Diluted	60,552,344	60,584,709	60,384,179	60,870,589

(a)	Global Pharmaceuticals Division revenue for the three and six months ended June 30, 2008 includes $34.5 and $40.8 million, respectively, from the completion of licensed sales of generic OxyContin® pursuant to a litigation settlement agreement in 2008 for which there was no comparable amount in 2009.

(b)	Gross profit for the three and six months ended June 30, 2008 includes $34.2 and $38.7 million, respectively, from the sales of generic OxyContin® as noted above.

(c)	Net income from operations for the three and six months ended June 30, 2008 includes $19.4 and $21.8 million, respectively, from the sales of generic OxyContin® as noted above.

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(unaudited)	(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$42,198	$69,275
Short-term investments	61,072	50,710
Accounts receivable, net	53,530	43,306
Inventory, net	33,008	32,305
Current portion of deferred product manufacturing costs-alliance agreements	14,474	13,578
Current portion of deferred income taxes	25,943	17,900
Prepaid expenses and other current assets	3,059	9,298

Total current assets	233,284	236,372

Property, plant and equipment, net	95,844	95,629
Deferred product manufacturing costs-alliance agreements	94,321	93,144
Deferred income taxes, net	51,480	52,551
Other assets	13,502	9,017
Goodwill	27,574	27,574

Total assets	$516,005	$514,287

Liabilities and Stockholders Equity
Current liabilities
Current portion of long-term debt, net	$1,887	$14,416
Accounts payable	14,180	12,797
Accrued expenses	44,503	41,360
Current portion of deferred revenue-alliance agreements	37,966	35,015
Current portion of accrued exclusivity period fee payments due	—	6,000

Total current liabilities	98,536	109,588

Long-term debt	5,065	5,990
Deferred revenue-alliance agreements	225,959	225,804
Other liabilities	15,180	13,255

Total liabilities	344,740	354,637

Stockholders equity	171,265	159,650

Total liabilities and stockholders equity	$516,005	$514,287

Impax Laboratories, Inc.
Consolidated Statement of Cash Flows

	Six Months Ended June 30,
	2009	2008
	(unaudited)	(unaudited)
		(as adjusted)
Cash flows from operating activities:
Net income	$5,232	$17,548
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	5,192	4,441
Amortization of 3.5% Debentures discount and deferred financing costs	301	1,486
Amortization of Wachovia Credit Agreement deferred financing costs	25	234
Bad debt expense	45	125
Deferred income taxes	(6,972)	6,818
Provision for uncertain tax positions	463	—
Deferred revenue — Rx Partners	27,697	70,386
Deferred product manufacturing costs — Rx Partners	(14,755)	(17,608)
Deferred revenue recognized — Rx Partners	(21,855)	(62,675)
Amortization deferred product manufacturing costs — Rx Partners	10,765	12,139
Deferred revenue — OTC Partners	1,194	10,878
Deferred product manufacturing costs — OTC Partners	(1,202)	(10,860)
Deferred revenue recognized — OTC Partners	(3,486)	(9,341)
Amortization deferred product manufacturing costs — OTC Partners	3,119	8,938
Deferred revenue — Research Partners	5,000	—
Deferred revenue recognized — Research Partners	(5,444)	—
Payments on exclusivity period fee	(6,000)	(6,000)
Payments on accrued litigation settlements	(1,098)	(1,098)
Share-based compensation expense	3,193	3,080
Accretion of interest income on short-term investments	(277)	(1,749)
Change in fair value of stock purchase warrants	—	(59)
Changes in assets and liabilities:
Accounts receivable	(10,269)	7,365
Inventory	(703)	(1,866)
Prepaid expenses and other assets	1,899	(581)
Accounts payable and accrued expenses	4,440	(5,218)
Other liabilities	1,437	1,039

Net cash (used in) provided by operating activities	$(2,059)	$27,422

Cash flows from investing activities:
Purchase of short-term investments	$(41,772)	$(162,693)
Maturities of short-term investments	31,687	165,418
Purchases of property, plant and equipment	(5,367)	(12,776)

Net cash used in investing activities	$(15,452)	$(10,051)

Cash flows from financing activities:
Repayment of long-term debt	$(12,823)	$(5,244)
Proceeds from exercise of stock options and purchases under the ESPP	3,257	155

Net cash provided by financing activities	$(9,566)	$(5,089)

Net increase (decrease) in cash and cash equivalents	$(27,077)	$12,282
Cash and cash equivalents, beginning of period	$69,275	$37,462
Cash and cash equivalents, end of period	$42,198	$49,744

Impax Laboratories, Inc.
Presentation of Deferred Revenue and Deferred Product Manufacturing Cost Data
The following table summarizes the additions to and deductions from the deferred revenue-alliance agreements and deferred product manufacturing costs under the Company’s Teva, DAVA, OTC, Medicis and Putney, Inc. alliance agreements. This information is used to explain the changes in the respective balance sheet accounts of deferred revenue-alliance agreements and deferred product manufacturing costs-alliance agreements. The table sets forth the amount of revenue deferred in each period as well as the amount recognized in the period under the Company’s modified proportional performance method of revenue recognition for revenue earned under the Teva, DAVA, and OTC alliance agreements and straight line revenue recognition for the Medicis alliance agreement. The summarized information for the six months ended June 30, 2009 is derived from the corresponding tables for each of these separate alliance agreements set forth in the Alliance Agreement footnote to the Company’s unaudited interim consolidated financial statements for the six months ended June 30, 2009.

	Six Months	Inception
	Ended	Through
	June 30, 2009	December 31, 2008
	(unaudited)	(unaudited)
Deferred revenue:
Beginning balance	$260,819	$—
Deferrals	33,891	638,342
Less amounts recognized	(30,785)	(377,523)

Ending deferred revenue	$263,925	$260,819

Deferred product manufacturing costs:
Beginning balance	$106,722	$—
Deferrals	15,957	256,461
Less amounts amortized	(13,884)	(149,739)

Ending deferred product manufacturing costs	$108,795	$106,722

Note to the Financial Table Information Contained in this June 30, 2009 Earnings Release
As required, Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” was applied on a retrospective basis, beginning with the year ended December 31, 2007. The 2008 financial results reported in the tables within this press release are “as adjusted”.